Exhibit 99.1

VIVUS FILES LAWSUIT AGAINST TEVA
FOR INFRINGEMENT OF QSYMIA PATENTS

MOUNTAIN VIEW, Calif., April 15, 2015 - VIVUS, Inc. (NASDAQ: VVUS), a biopharmaceutical company commercializing and developing innovative, next-generation therapies to address unmet needs in obesity, sleep apnea, diabetes and sexual health, today announced that it has filed a lawsuit in the U.S. District Court for the District of New Jersey against Teva Pharmaceuticals USA, Inc. and Teva Pharmaceutical Industries, Ltd., collectively referred to as Teva.

The lawsuit was filed in response to an Abbreviated New Drug Application, or ANDA, filed by Teva.  In its application, Teva seeks to market and sell generic versions of the currently approved doses of Qsymia® (phentermine and topiramate extended-release) capsules CIV prior to the expiration of U.S. Patents 7,056,890, 7,553,818, 7,659,256, 7,674,776, 8,580,298, 8,580,299, 8,895,057 and 8,895,058, which are listed in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations, or the Orange Book. VIVUS filed the lawsuit on the basis that Teva’s proposed generic products infringe each of these patents held by VIVUS.

In accordance with the Hatch-Waxman Act, as a result of having filed a lawsuit within 45 days of the Paragraph IV certification notice, FDA approval of the ANDA will be stayed until the earlier of (i) 30 months from VIVUS’s receipt of the notice or (ii) a District Court decision finding that the identified patents are invalid, unenforceable or not infringed.

About Qsymia

Qsymia® (phentermine and topiramate extended-release) capsules CIV is approved in the U.S. and is indicated as an adjunct to a reduced-calorie diet and increased physical activity for chronic weight management in adults with an initial body mass index (BMI) of 30 kg/m2 or greater (obese) or 27 kg/m2 or greater (overweight) in the presence of at least one weight-related medical condition such as high blood pressure, type 2 diabetes, or high cholesterol.

The effect of Qsymia on cardiovascular morbidity and mortality has not been established. The safety and effectiveness of Qsymia in combination with other products intended for weight loss, including prescription and over-the-counter drugs, and herbal preparations, have not been established.

Important Safety Information

Qsymia® (phentermine and topiramate extended-release) capsules CIV is contraindicated in pregnancy; in patients with glaucoma; in hyperthyroidism; in patients receiving treatment or within 14 days following treatment with monoamine oxidase inhibitors (MAOIs); or in patients with hypersensitivity to sympathomimetic amines, topiramate, or any of the inactive ingredients in Qsymia.

Qsymia can cause fetal harm. Females of reproductive potential should have a negative pregnancy test before treatment and monthly thereafter and use effective contraception consistently during Qsymia therapy. If a patient becomes pregnant while taking Qsymia, treatment should be discontinued immediately, and the patient should be informed of the potential hazard to the fetus.

The most commonly observed side effects in controlled clinical studies, 5% or greater and at least 1.5 times placebo, include paraesthesia, dizziness, dysgeusia, insomnia, constipation, and dry mouth.

About VIVUS

VIVUS is a biopharmaceutical company commercializing and developing innovative, next-generation therapies to address unmet needs in obesity, sleep apnea, diabetes and sexual health. For more information about the company, please visit www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “opportunity” and “should,” among others. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. Investors should read the risk factors set forth in VIVUS’s Form 10-K for the year ended December 31, 2014, as filed on February 25, 2015 and periodic reports filed with the Securities and Exchange Commission. VIVUS does not undertake an obligation to update or revise any forward-looking statements.

VIVUS, Inc.	Investor Relations: The Trout Group
Dana B. Shinbaum	Brian Korb
Corporate Development & Investor Relations	Managing Director
shinbaum@vivus.com	bkorb@troutgroup.com
650-934-5200	646-378-2923